Exhibit 99.1

FOR IMMEDIATE RELEASE: June 23, 2017

Salon Media Group Reports Full Year Fiscal 2017 Results

Large Non-Cash Charges Inflate Losses

NEW YORK, NY (June 23, 2017). Salon Media Group, Inc. (OTCQB: SLNM) (“Salon” or the “Company”) today announced its results for the twelve months ended March 31, 2017.

Highlights:

●	Net revenue fell 34% to $4.6 million for the fiscal year ended March 31, 2017
●	Net losses of $10.4 million included approximately $6.5 million in non-cash charges
●	25% increase in cost-per-thousand-impressions (“CPMs”) in the quarter ended March 2017 compared to the quarter ended March 2016
●	Operating costs reduced 4% from fiscal year 2016
●	Original editorial video expanded on the Salon.com website
●	In March 2017, Salon.com surpassed 965,000 Facebook “likes” and 953,000 Twitter followers

Net revenue from continuing operations for the twelve months ended March 31, 2017 was $4.6 million, a decrease of 34% from $7.0 million for the twelve months ended March 31, 2016. The decrease in revenues during fiscal year 2017 stemmed primarily from an industry shift in advertising dollars away from direct advertising campaigns toward software-based “programmatic” advertising. Following the market trend, in fiscal year 2017, 84% of the Company’s advertising revenue was generated by programmatic selling and 16% of the Company’s advertising revenue was generated by its direct sales team, which focused mostly on high impact and higher CPM custom video advertising. The Company has been making changes to its infrastructure to capture the greater programmatic opportunity for display and video advertising inventory, and will continue to focus its efforts to allow better management of its advertising inventory and targeting for advertisers. These efforts have allowed the Company to improve CPMs from programmatic advertising by 25% in the quarter ended March 2017 as compared to the quarter ended March 2016. However, the higher programmatic CPMs were offset by a decline in traffic from the same period last year, which led to a smaller inventory of ad products to sell and a decline in revenues.

Operating expenses for the twelve months ended March 31, 2017 declined by 4% to $8.5 million compared to $8.9 million for the same period last year. The Company’s loss from operations for the fiscal year 2017 was $3.9 million, compared to a loss from operations of $2.0 million for fiscal year 2016. Net loss attributable to common stockholders was $10.4 million, a 432% increase from $2.0 million in fiscal year 2016. The increase in net loss was mainly attributed to a $5.6 million increase in non-cash interest expense from the prior year and an approximate $0.9 million in non-cash preferred deemed dividends, both recorded for the beneficial conversion feature of capital raising transactions during the fiscal year 2017.

Salon has continued to roll out a strategy to produce original video content focused on news, politics, and entertainment under the banner of “Salon Talks,” with the goal to add high quality diversified content to Salon’s Website, and to attract premium video advertising that commands higher CPMs as compared to display advertising.

Salon was proud to be honored for excellence in journalism during the fiscal year 2017. As a result of Salon’s efforts, the Company received positive critical acclaim as it was selected as a finalist for Magazine Industry Newsletter’s (“min”) 2016 Best of the Web Awards in the category of Scripted/Unscripted Video or Series for the Salon Talk video series, and again in min’s 2017 Magazine Media Awards for Video Excellence – original video. In April 2017, Salon was named an honoree for the 2016 Webby Awards for its Online Film & Video, Video Remixes and Mashups category, for Salon’s Donald Trump/Big Lebowski mashup. Life essay contributor to Salon, Susan Shapiro, won an American Society for Journalists and Authors award for her 2016 Yom Kippur essay, “The Forgiveness Tour.” The Company is also proud that its Editor-at-Large, D. Watkins has collaborated on the new season of the podcast “Undisclosed” which dives into the case of Freddie Gray and the Baltimore police.

The Company continued collective bargaining with the Writers Guild of America, East, Inc. (“WGAE”) during the 2017 fiscal year. As the Company has not yet reached an agreement with its union employees, it remains uncertain how it will impact the Company’s financial status, or if it will have a negative impact on Salon’s ability to obtain additional financing, if necessary.

A key component of Salon’s business strategy is to drive audience growth across platforms on desktop, tablet and mobile because achieving scale should increase the website’s attractiveness to advertisers. However, during the year, the Company’s focus on growing traffic has shifted from volume to quality, in order to maximize the Company’s ability to monetize its page views with higher CPM video and display advertising. Average monthly unique visitors to the Salon.com Website during the fiscal year 2017 was 12.7 million, compared to the average number of monthly users in fiscal year 2016 of 16.6 million, which is a decrease of 23%. This decline is attributed primarily to the changes in the algorithms used by Facebook to promote news content, which led to lower referral traffic to the Salon.com Website from Facebook. A decline in referral traffic from major websites like Yahoo and Twitter, and implementation of software to remove non-human traffic, also contributed to the decline. The traffic low point during the fiscal year 2017 was the month of September 2016, when the website attracted 9.6 million unique visitors and 28.6 million page views. Since September 2016, we have returned to growth, with Google referrals in the six months to March 2017 increasing 21%, Facebook referrals increasing 17% and unique visitors increasing 8%.

Social media continues to be a major source of referral traffic. It provides approximately 27.6% of website visitors as of March 31, 2017, and is a significant focus across the Company. Salon makes regular updates to the website to optimize content to be shared on social media with a special focus on the Company’s mobile platforms. In March 2017, Salon had approximately 965,000 Facebook “likes,” and 953,000 Twitter followers, an annual increase of 23% and 20% respectively.

“Salon is undergoing a profound transition that is in line with the future growth of the media industry,” said Jordan Hoffner, CEO of Salon Media Group. “We have made significant progress in the key areas of programmatic advertising and video growth and have created a cost structure that will allow us to scale going forward.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 23, 2017, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

SALON MEDIA GROUP, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,
	2017	2016
Assets
Current assets:
Cash	$183	$189
Accounts receivable, net of allowance of $15 and $20	663	1,348
Prepaid expenses and other current assets	159	127
Total current assets	1,005	1,664

Property, software development and equipment, net	305	69
Other assets, principally intangibles and deposits	33	301
Total assets	$1,343	$2,034
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	-	7,991
Accounts payable and accrued liabilities	3,194	1,257
Deferred revenue	7	-
Total current liabilities	4,201	10,248

Deferred rent	58	69
Total liabilities	4,259	10,317
Commitments and contingencies (Note 8)

Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,427,229 and 0 shares issued and outstanding as of March 31, 2017 and March 31, 2016 (liquidation value of $3,540 as of March 31, 2017 and $0 as of March 31, 2016, respectively)	6,862	-

Stockholders’ deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 and 1,075 shares outstanding as of March 31, 2017 and March 31, 2016 (liquidation value of $0 and $2,564 as of March 31, 2017 And March 31, 2016, respectively)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 150,000,000 shares issued and outstanding as of March 31, 2017 and 76,245,442 shares issued and outstanding as of March 31, 2016	150	76
Additional paid-in capital	125,053	116,192
Accumulated deficit	(134,981)	(124,551)
Total stockholders’ deficit	(9,778)	(8,283)
Total liabilities, mezzanine equity and stockholders' deficit	$1,343	$2,034

See accompanying notes to financial statements.

SALON MEDIA GROUP, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended March 31,
	2017	2016	2015

Net revenue	$4,570	$6,959	$4,946

Operating expenses:
Production and content	4,250	3,927	3,942
Sales and marketing	878	1,672	1,783
Technology	1,181	1,417	1,309
General and administrative	2,194	1,862	1,813
Total operating expenses	8,503	8,878	8,847

Loss from operations	(3,933)	(1,919)	(3,901)
Interest expense, net	(5,637)	(41)	(39)
Net loss	(9,570)	(1,960)	(3,940)
Preferred deemed dividend	(860)	-	-
Net loss attributable to common stockholders	$(10,430)	$(1,960)	$(3,940)

Basic and diluted net loss per share	$(0.10)	$(0.03)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	103,935	76,245	76,245

See accompanying notes to financial statements.